SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 18, 2017 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

 On April 18, 2017, Radio One, Inc. (the “Company”) closed on a new senior secured credit facility (the “2017 Credit Facility”).  The 2017 Credit Facility is governed by a credit agreement by and among the Company, the lenders party thereto from time to time and Guggenheim Securities Credit Partners, LLC, as administrative agent, The Bank of New York Mellon, as collateral agent and Guggenheim Securities, LLC sole lead arranger and sole book running manager.  The 2017 Credit Facility provides for $350 million in term loan borrowings, all of which was advanced and outstanding on the date of the closing of the transaction.

The 2017 Credit Facility matures on the earlier of (i) April 18, 2023 or (ii) in the event such debt is not repaid or refinanced, 91 days prior to the maturity of either of the Company’s 7.375% Senior Secured Notes due 2022 (the “2022 Notes”) or the Company’s 9.25% Senior Subordinated Notes due 2020 (“2020 Notes”).  At the Company’s election, the interest rate on borrowings under the 2017 Credit Facility are based on either (i) the then applicable base rate (as defined in the 2017 Credit Facility as, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the prime rate published in the Wall Street Journal, (b) 1/2 of 1% in excess rate of the overnight Federal Funds Rate at any given time, (c) the one-month LIBOR rate commencing on such day plus 1.00%) and (d) 2%, or (ii) the then applicable LIBOR rate (as defined in the 2017 Credit Facility).

The 2017 Credit Facility is (i) guaranteed by each entity that guarantees the Company’s 2022 Notes on a pari passu basis with the guarantees of the Notes and (ii) secured on a pari passu basis with the Company’s 2022 Notes. The Company’s obligations under the 2017 Credit Facility are secured, subject to permitted liens and except for certain excluded assets (i) on a first priority basis by certain notes priority collateral and (ii), on a second priority basis by collateral for the Company’s asset backed line of credit.

In addition to any mandatory or optional prepayments, the Company is required to pay interest on the term loans (i) quarterly in arrears for the base rate loans, and (ii) on the last day of each interest period for LIBOR loans. Certain voluntary prepayments of the term loans during the first six months will require an additional prepayment premium. Beginning with the interest payment date occurring in June 2017 and ending in March 2023, the Company will be required to repay principal to the extent then outstanding, equal to 1⁄4 of 1% of the aggregate initial principal amount of all term loans incurred on the effective date of the 2017 Credit Facility.

The 2017 Credit Facility contains customary representations and warranties and events of default, affirmative and negative covenants (in each case, subject to materiality exceptions and qualifications) which may be more restrictive than those governing the Notes. The 2017 Credit Facility also contains certain financial covenants, including a maintenance covenant requiring the Company’s interest expense coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) to be greater than or equal to 1.25 to 1.00 and its total senior secured leverage ratio (defined as the ratio of consolidated net senior secured indebtedness to consolidated EBITDA) to be less than or equal to 5.85 to 1.00.

A copy of the 2017 Credit Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the material terms of the 2017 Credit Facility is qualified in its entirety by reference to such exhibit.

Item 1.02.  Termination of a Material Definitive Agreement.

The proceeds from the 2017 Credit Facility were used to prepay in full the Company’s existing senior secured credit facility and the agreement governing such credit facility (the “2015 Credit Agreement”) was terminated on April 18, 2017.

The description of the 2015 Credit Agreement contained in Current Reports on Form 8-K, filed on April 17, 2015 is incorporated by reference into this Item 1.02.

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws. For a description of factors that may cause the Company’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of the Company’s 2016 Annual Report on Form 10-K and other documents of the Company’s on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this Current Report on Form 8-K are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(a)           Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of April 18, 2017, among Radio One, Inc., the lenders party thereto from time to time and Guggenheim Securities Credit Partners, LLC, as administrative agent, The Bank of New York Mellon, as collateral agent and Guggenheim Securities, LLC sole lead arranger and sole book running manager.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
April 21, 2017	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer